For Immediate Release
Citigroup Inc. (NYSE: C)
July 22, 2008

Citi Rotates Board Committee Chairs and Membership

- Changes are Part of Periodic Rotations -

New York – Citi’s Board of Directors announced today the rotation of committee chairs for its Nominations and Governance, Personnel and Compensation, and Audit and Risk Management committees. The Board also made several other committee assignments.

As stated in Citi’s Proxy, Corporate Governance Guidelines and committee charters, committee memberships and chairs rotate periodically. Citi believes this process reflects strong corporate governance practices. Earlier this year, the Board indicated rotations would begin in the third quarter of 2008.

The following committee changes are effective immediately:

•	Richard Parsons will Chair the Nominations and Governance Committee and serve as lead director of the Board. Mr. Parsons previously chaired the Personnel and Compensation Committee.

•	Alain Belda will Chair the Personnel and Compensation Committee. Mr. Belda previously chaired the Nominations and Governance Committee and served as lead director.

•	John Deutch will Chair the Audit and Risk Management Committee. Mr. Deutch will continue as Chair of the Audit and Risk Management Corporate Subcommittee. He will also join the Executive Committee.

•	Michael Armstrong, in addition to continuing to serve on the Nominations and Governance Committee and the Executive Committee, will become a member of the Personnel and Compensation Committee.

•	Lawrence Ricciardi will become a member of the Audit and Risk Management Committee.

•	All other Board committee assignments remain unchanged.

“Citi’s broad base of exceptional Board talent allows us to rotate assignments periodically and put the extensive experience and insights of our directors to work across all our committees,” said Citi Chairman Sir Win Bischoff. “I want to thank these highly accomplished and actively engaged directors. I look forward to continuing to work with them, along with Vikram and his senior management team, to further strengthen Citi’s balance sheet, enhance risk management and position our company for global growth.”

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Nikko and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

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